Registration No. 333-264388

Filed Pursuant to Rule 433

Dated February 21, 2023

NEWS

For Immediate Release

MicroSectors™ Launches Gold Long & Short Exchange Traded Notes on NYSE Arca

NEW YORK, February 21, 2023 – REX Shares, LLC (“REX”) is pleased to announce the launch of two new MicroSectors Exchange Traded Notes (“ETNs”) issued by Bank of Montreal (“BMO”) linked to the performance of the SPDR® Gold Shares ETF (ticker: GLD). MicroSectors Gold 3x Leveraged ETNs (ticker: SHNY) and MicroSectors Gold -3x Inverse Leveraged ETNs (ticker: DULL) will start trading tomorrow on NYSE Arca.

The demand for hedging and trading tools tailored to specific market sectors, including gold, tech, energy, travel, and financials, is constantly changing. Now, the MicroSectors lineup of ETNs will include 3X leveraged and -3X leveraged inverse exposure to both physical gold, through these new ETNs, and gold miners, through its GDXU and GDXD ETNs.

“We are excited to expand our gold related offerings beyond the pair of gold miner ETNs with a new pair of leveraged and inverse leveraged exchange-traded notes linked to an exchange traded fund that invests in physical gold,” said Scott Acheychek, CEO of REX. “The new gold ETNs will offer investors 3x leverage and -3x inverse leverage exposure to physical gold. We hope that sophisticated investors will use these trading products as a way to tactically trade gold.”

About REX Shares

Founded in 2015, REX is an independent provider of ETPs based in Miami, Florida. REX Shares provides investors with access to innovative and diversified investment products that make it easier to access the market. Our team is rooted in decades of experience in the exchange traded product industry and dedicated to building inventive exchange-traded product solutions.

For more information, please visit www.rexshares.com or www.microsectors.com.

Twitter: @REXShares and @MSectors

About BMO Financial Group

Serving customers for 200 years and counting, BMO is a highly diversified financial services provider - the 8th largest bank, by assets, in North America. With total assets of $1.14 trillion as of October 31, 2022, and a team of diverse and highly engaged employees, BMO provides a broad range of personal and commercial banking, wealth management and investment banking products and services to 12 million customers and conducts business through three operating groups: Personal and Commercial Banking, BMO Wealth Management and BMO Capital Markets.

BMO Media Contact:

Kelly Hechler, Kelly.Hechler@bmo.com, (416) 867-3996

Bank of Montreal ETNs

US.ETN@bmo.com, +1-877-369-5412

Internet: www.bmo.com

The ETNs are senior, unsecured obligations of BMO.

Investment suitability must be determined individually for each investor, and the ETNs may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own financial advisors as to these matters.

The ETNs are intended to be daily trading tools for sophisticated investors to manage daily trading risks as part of an overall diversified portfolio. They are designed to achieve their stated investment objectives on a daily basis. The returns on the ETNs over longer periods of time can, and most likely will, differ significantly from the return on a direct long or short investment in the benchmark.

BMO, the issuer of the ETNs, has filed a registration statement (including a pricing supplement, a prospectus supplement and a prospectus) with the Securities and Exchange Commission (the “SEC”) about each of the offerings to which this press release relates. Please read those documents and the other documents relating to these offerings BMO has filed with the SEC for more complete information about BMO and these offerings. These documents may be obtained without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Bank of Montreal, any agent or any dealer participating in these offerings will arrange to send the applicable pricing supplement, prospectus supplement and prospectus if you so request by calling toll-free at 1-877-369-5412.

MicroSectors™ and REX™ are registered trademarks of REX. The trademarks have been licensed for use for certain purposes by Bank of Montreal. The ETNs are not sponsored, endorsed, sold or promoted by REX or any of its affiliates or third-party licensors (collectively, "REX Index Parties"). REX Index Parties make no representation or warranty, express or implied, to the owners of the ETNs or any member of the public regarding the advisability of investing in securities generally or in the ETNs particularly or the ability of the Index to track general market performance. REX Index Parties' only relationship to Bank of Montreal with respect to the Index is the licensing of the Index and certain trademarks, service marks and/or trade names of REX Index Parties. REX Index Parties are not responsible for and have not participated in the determination of the prices, and amount of the ETNs or the timing of the issuance or sale of the ETNs or in the determination or calculation of the equation by which the ETNs are to be converted into cash. REX Index Parties have no obligation or liability in connection with the administration, marketing or trading of the ETNs. Inclusion of a security within an index is not a recommendation by REX Index Parties to buy, sell, or hold such security, nor is it considered to be investment advice.

Gold Leveraged & Inverse Leveraged Exchange Traded Notes

MICROSECTORS

Overview

The MicroSectors™ Gold Exchange Traded Notes (ETNs) are linked to the performance of the SPDR® Gold Shares ETF. Each ETN offers investors a return based on changes in the level of the SPDR® Gold Shares ETF, compounded daily, before taking into account fees. Each ETN has a specified leverage factor that is reset daily. This fact sheet relates to two separate ETN offerings.

Ticker	Exchange Traded Note
SHNY	MicroSectors™ Gold 3X Leveraged ETN
DULL	MicroSectors™ Gold -3X Inverse Leveraged ETN

Each ETN seeks a return on the underlying ETF **for a single day. The ETNs are not "buy and hold" investments and should not be expected to provide its respective return of the underlying ETF's cumulative return for periods greater than a day.**

ETN Details

ETN Details	DULL	SHNY
Intraday Indicative Value	DULLIV	SHNYIV
CUSIP	063679518	063679526
ISIN	US0636795181	US0636795264
Daily Investor Fee[1]	0.95% per annum, accrued on a daily basis	0.95% per annum, accrued on a daily basis
Daily Financing Charge/ Interest Rate[2]	US Federal Funds Effective Rate minus the Spread of 2% per annum, accrued on a daily basis*	Federal Reserve Bank Prime Loan Rate plus the Financing Spread of 2.75% per annum, accrued on a daily basis**
Leverage Factor	**-3X**	**+3X**
Leverage Reset Frequency	Daily	Daily
Exchange	NYSE Arca	NYSE Arca
Issuer	Bank of Montreal	Bank of Montreal
Initial Trade Date	2/21/2023	2/21/2023
Maturity Date	1/29/2043	1/29/2043

[1] The Daily Investor Fee is a per annum number that accrues on a daily basis.

[2] The Daily Financing Charge & Interest Rate are per annum numbers that accrue on a daily basis. The Daily Financing Charge applies to SHNY, and the Daily Interest Rate applies to DULL.

** The Spread will initially be 2%, but may be increased to up to 4% at our option.*

*** The Financing Spread will initially be 2.75%, but may be increased to up to 5% at our option.*

Benchmark

Ticker	Name	Weight
GLD	SPDR® Gold Shares ETF	100.00%

The ETNs are not insured by the FDIC, and may lose value.

Continued on next page

Bank of Montreal, the issuer of the ETNs ("Bank of Montreal" or the "Issuer"), has filed a registration statement (including certain pricing supplements, a prospectus supplement and a prospectus) with the Securities and Exchange Commission (the "SEC") about the offerings to which this free writing prospectus relates. Please read those documents and the other documents relating to these offerings that Bank of Montreal has filed with the SEC for more complete information about Bank of Montreal and these offerings. These documents may be obtained without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Bank of Montreal, any agent or any dealer participating in these offerings will arrange to send the applicable pricing supplement, the prospectus supplement and the prospectus if so requested by calling toll-free at 1-877-369-5412.The ETNs are senior, unsecured debt obligations of Bank of Montreal and are subject to Bank of Montreal's credit risk.Investment suitability must be determined individually for each investor, and the ETNs may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own financial advisors as to these matters.The ETNs are intended to be daily trading tools for sophisticated investors to manage daily trading risks as part of an overall diversified portfolio. They are designed to achieve their stated investment objectives on a daily basis. You should proceed with extreme caution in considering an investment in the ETNs. The ETNs do not guarantee the return of your investment. If the Closing Indicative Note Value or the Intraday Indicative Value for the ETNs is equal to or less than $0 at any time during an Exchange Business Day (each as defined in the applicable pricing supplement), you will lose all of your investment in the ETNs. Even if the ETF Closing Price has increased or decreased, as applicable, from the Initial ETF Price, you may receive less than the principal amount of your ETNs upon a call, redemption, at maturity, or if you sell your ETNs, as described more in the applicable pricing supplement. Leverage increases the sensitivity of your ETNs to changes in the price of the SPDR® Gold Shares ETF (the "ETF").The ETNs are not suitable for investors with longer-term investment objectives. In particular, the ETNs should be purchased only by sophisticated investors who do not intend to hold the ETNs as a buy and hold investment, who are willing to actively and continuously monitor their investment and who understand the consequences of investing in and of seeking daily resetting investment results, which are leveraged. Due to the effect of compounding, if the Indicative Note Value changes, any subsequent adverse change of the price of the ETF will result in a larger dollar reduction from the Indicative Note Value than if the Indicative Note Value remained constant. The ETNs are subject to intraday purchase risk. The Indicative Note Value is reset daily, and the leverage or exposure of the ETNs during any given Exchange Business Day may be greater than or less than the amount indicated by the name of the ETN.The ETNs are subject to a call right, which may adversely affect the value of, or your ability to sell, your ETNs. The ETNs do not pay any interest, and you will not have any ownership rights in the gold bullion owned by the ETF. The ETF Closing Price used to calculate any payment on the ETNs may be different from the ETF Closing Price at other times during the term of the ETNs. There are restrictions on your ability to request a redemption of the ETNs, and you will not know the amount due upon redemption at the time you elect to request that the ETNs be redeemed. The Issuer may sell additional ETNs but is under no obligation to do so.The value of the ETF depends upon the price of only one commodity, gold. Accordingly, an investment linked to the ETF may be more risky and volatile as compared to a security linked to a basket of more than one commodity. Gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors.Market disruptions may adversely affect your return. Significant aspects of the tax treatment of the ETNs are uncertain.The Intraday Indicative Value and the Indicative Note Value are not the same as the closing price or any other trading price of the ETNs in the secondary market. There is no assurance that your ETNs will be listed or continue to be listed on a securities exchange, and they may not have an active trading market. The value of the ETNs in the secondary market may be influenced by many unpredictable factors.The Issuer or its affiliates may have economic interests that are adverse to those of the holders of the ETNs as a result of its business, hedging and trading activities, or as Calculation Agent of the ETNs, and may have published research, expressed opinions or provided recommendations that are inconsistent with investing in or holding the ETNs, and may do so in the future.Please see the "Risk Factors" section in the applicable pricing supplement. We urge you to consult with your investment, legal, tax, accounting and other advisors before you invest in the ETNs.MicroSectorsTM and REXTM are registered trademarks of REX. The trademarks have been licensed for use for certain purposes by Bank of Montreal. The notes are not sponsored, endorsed, sold or promoted by REX or any of its affiliates (collectively, "REX Parties"). REX Parties make no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Fund to track general market performance. The REX Parties are not responsible for and have not participated in the determination of the prices, and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash. REX Parties have no obligation or liability in connection with the administration, marketing or trading of the notes.The ETNs are not insured by the FDIC, and may lose value. Call Us (305) 742-0153Email Us info@rexshares.comVisit Us www.microsectors.comGoldLeveraged & Inverse LeveragedExchange Traded Notes

BMO

MicroSectors™ Gold 3X Leveraged ETNs

Product Details

Primary Exchange	NYSE Arca
ETN Ticker	SHNY
Intraday Indicative Value Ticker	SHNYIV
Index Ticker	GLD
CUSIP	063679526
Issue Date	February 24, 2023
Maturity Date	January 29, 2043

Daily Market Data

(as of)

ETNs Outstanding	160,000

Description

The return on the MicroSectors™ Gold 3X Leveraged ETNs (the "+3X ETNs") is linked to a three times leveraged participation in the performance of the the SPDR® Gold Trust (Ticker: GLD) (the "ETF"), compounded daily, minus the applicable fees. The investment objective of the ETF is to reflect the performance of the price of gold bullion, less expenses. **The +3X ETNs seek a return on the underlying ETF for a single day. The +3X ETNs are not "buy and hold" investments and should not be expected to provide a leveraged return of the underlying ETF's cumulative return for periods greater than a day.**

Additional Information

Key Risks

An investment in the MicroSectors™ Gold 3X Leveraged ETNs (+3X ETNs) involves risks. Key risks are summarized here, but we urge you to read the more detailed explanation of risks described under "Risk Factors" in Bank of Montreal's pricing supplement for these securities. Capitalized terms used but not defined herein have the meanings set forth in such pricing supplement.

You may lose some or all of your principal - The +3X ETNs do not guarantee any return on your initial investment. The +3X ETNs are leveraged notes, which means they are exposed to three

2/10/23, 4:47 PMhttps://www.bmoetns.com/ETN/SHNY.P/https://www.bmoetns.com/ETN/SHNY.P/2/5Key Riskstimes the risk of any decrease in the price of the ETF, compounded daily. Due to leverage, the+3X ETNs are very sensitive to changes in the price of the ETF and the path of such changes.Because the Daily Investor Fee and the Daily Financing Charge reduce your final payment, theprice of the ETF, measured as a component of the closing Indicative Note Value during the FinalMeasurement Period or Call Measurement Period, or on a Redemption Measurement Date, willneed to increase by an amount at least equal to the percentage of the principal amountrepresented by the Daily Investor Fee, the Daily Financing Charge and any Redemption FeeAmount in order for you to receive an aggregate amount at maturity, upon a call or redemption,or if you sell your +3X ETNs, that is equal to at least the principal amount. You may lose some orall of your investment at maturity or call, or upon early redemption.Credit of issuer - The +3X ETNs are senior unsecured debt obligations of the issuer, Bank ofMontreal, and are not, either directly or indirectly, an obligation of any third party. Any payment tobe made on the +3X ETNs, including any payment at maturity, call or upon early redemption,depends on the ability of Bank of Montreal to satisfy its obligations as they come due. As aresult, the actual and perceived creditworthiness of Bank of Montreal will affect the marketvalue, if any, of the +3X ETNs prior to maturity, call or early redemption. In addition, in the eventBank of Montreal defaults on its obligations, you may not receive any amounts owed to youunder the terms of the +3X ETNs.Correlation and compounding risk - A number of factors may affect the +3X ETNs' ability toachieve a high degree of correlation with the performance of the ETF, and the +3X ETNs are notexpected to achieve a high degree of correlation with the performance of the ETF over periodslonger than one day. The leverage is reset daily, the return on the +3X ETNs is path dependentand you will be exposed to compounding of daily returns. As a result, the performance of the +3XETNs for periods greater than one ETF Business Day may be either greater than or less thanthree times the ETF performance, before accounting for the Daily Investor Fee, the DailyFinancing Charge and any Redemption Fee Amount.Path dependence - The return on the +3X ETNs will be highly path dependent. Accordingly, evenif the price of the ETF increases or decreases over the term of the +3X ETNs, or over the termwhich you hold the +3X ETNs, the value of the +3X ETNs will increase or decrease not only basedon any change in the price of the ETF over a given time period, but also based on the volatility ofthe ETF over that time period. The value of the +3X ETNs will depend not only upon the price ofthe ETF at maturity, upon call or upon early redemption, but also on the performance of the ETFover each day that you hold the +3X ETNs. It is possible that you will suffer significant losses inthe +3X ETNs, even if the long-term performance of the ETF is positive. Accordingly, the returnson the +3X ETNs may not correlate with returns on the ETF over periods of longer than one day.Long holding period risk - The +3X ETNs are intended to be daily trading tools for sophisticatedinvestors and are designed to reflect a leveraged long exposure to the performance of the ETFon a daily basis; however, their returns over different periods of time can, and most likely will,differ significantly from three times the return on a direct long investment in the ETF. The +3XETNs are very sensitive to changes in the price of the ETF, and returns on the +3X ETNs may benegatively affected in complex ways by volatility of the ETF on a daily or intraday basis.Accordingly, the +3X ETNs should be purchased only by knowledgeable investors whounderstand the potential consequences of investing in the ETF and of seeking daily

2/10/23, 4:47 PMhttps://www.bmoetns.com/ETN/SHNY.P/https://www.bmoetns.com/ETN/SHNY.P/3/5Key Riskscompounding leveraged long investment results. Investors should actively and frequentlymonitor their investments in the +3X ETNs, even intra-day. It is possible that you will suffersignificant losses in the +3X ETNs even if the long-term performance of the ETF is positive(before taking into account the negative effect of the Daily Investor Fee and the Daily FinancingCharge, and the Redemption Fee Amount, if applicable).Potential total loss of value - If the closing Indicative Note Value of the +3X ETNs is equal to orless than $0 on any Exchange Business Day, then the Indicative Note Value on all futureExchange Business Days will be $0. If the Intraday Indicative Value of the +3X ETNs is equal to orless than $0 at any time on any ETF Business Day, then both the Intraday Indicative Value of the+3X ETNs and the closing Indicative Note Value on that Exchange Business Day, and on all futureExchange Business Days, will be $0. If the Indicative Note Value is $0, the Cash SettlementAmount will be $0.Leverage risk - The +3X ETNs are three times leveraged and, as a result, the +3X ETNs willbenefit from three times any positive, but will decline based on three times any negative, dailyperformance of the ETF. However, the leverage of the +3X ETNs may be greater or less than 3.0during any given ETF Business Day. Volatility of the ETF price may have a significant negativeeffect on the value of the +3X ETNs.We cannot control the actions by the ETF's sponsor or trustee - The policies of the ETF's sponsorand trustee concerning the calculation of the ETF's net asset value, additions, deletions orsubstitutions of the investments held by the ETF could affect the market price per share of theETF and, therefore, the amounts payable on the +3X ETNs and their market value.The price of the ETF is linked closely to the price of the gold that it holds, which may changeunpredictably - The value of the ETF depends upon the price of only one commodity, gold.Accordingly, an investment linked to the ETF may be more risky and volatile as compared to asecurity linked to a basket of more than one commodity. Gold prices are subject to volatile pricemovements over short periods of time and are affected by numerous factors.We may replace the ETF with a different exchange traded fund - We may substitute a differentexchange traded fund for the ETF. The performance of any new exchange traded fund to whichthe ETNs are linked may perform differently than the ETF over the remaining term of the ETNs.Any such replacement exchange traded fund may have risks that are different from, or additionalto, the ETF. Accordingly, if we exercise this right, the payments on the ETNs may be adverselyaffected.A trading market for the +3X ETNs may not develop - The +3X ETNs are listed on the NYSE Arcaunder the symbol "SHNY." However, a trading market for the +3X ETNs may not develop. We arenot required to maintain any listing of the +3X ETNs on the NYSE Arca or any other exchange.The Intraday Indicative Value is not the same as the trading price of the +3X ETNs in thesecondary market - The Intraday Indicative Value of the +3X ETNs will be calculated andpublished every 15 seconds on each Exchange Business Day during normal trading hours onBloomberg under the ticker symbol SHNYIV so long as no Market Disruption Event has occurredor is continuing. The trading price of the +3X ETNs at any time is the price at which you may beable to sell your +3X ETNs in the secondary market at such time, if one exists. The trading priceof the +3X ETNs at any time may vary significantly from the Intraday Indicative Value of the +3XETNs at such time.

2/10/23, 4:47 PMhttps://www.bmoetns.com/ETN/SHNY.P/https://www.bmoetns.com/ETN/SHNY.P/4/5Key RisksPaying a premium purchase price over the Intraday Indicative Value of the +3X ETNs could leadto significant losses in the event one sells such +3X ETNs at a time when such premium is nolonger present in the market place or the +3X ETNs are called - Paying a premium purchaseprice over the Intraday Indicative Value of the +3X ETNs could lead to significant losses in theevent one sells the +3X ETNs at a time when such premium is no longer present in the marketplace or if the +3X ETNs are called, in which case investors will receive a cash payment in anamount based on the arithmetic mean of the closing Indicative Note Value of the +3X ETNsduring the Call Measurement Period. Before trading in the secondary market, you shouldcompare the Intraday Indicative Value with the then-prevailing trading price of the +3X ETNs.Call right - We may elect to redeem all or a portion of the outstanding +3X ETNs at any time. Ifwe exercise our Call Right, the Call Settlement Amount may be less than the principal amount ofyour +3X ETNs. Any exercise by us of our Call Right could present a conflict between yourinterest in the +3X ETNs and our interests in determining whether to call the +3X ETNs.Minimum redemption amount - You must elect to redeem at least 25,000 +3X ETNs for us torepurchase your +3X ETNs, unless we determine otherwise or your broker or other financialintermediary bundles your +3X ETNs for redemption with those of other investors to reach thisminimum requirement, and there can be no assurance that they can or will do so. Therefore, yourability to elect redemption of the +3X ETNs may be limited.Your redemption election is irrevocable - You will not be able to rescind your election to redeemyour +3X ETNs after your redemption notice is received by us. Accordingly, you will be exposedto market risk if the price of the ETF decreases after we receive your offer and the RedemptionAmount is determined on the Redemption Measurement Date. You will not know the RedemptionAmount at the time that you submit your irrevocable redemption notice.No interest payments or ownership rights - The +3X ETNs do not pay any interest. You will nothave any ownership rights in the ETF or gold bullion.Potential conflicts - We and our affiliates play a variety of roles in connection with the issuanceof the +3X ETNs, including acting as an agent of the issuer for the offering of the +3X ETNs,making certain calculations and determinations that may affect the value of the +3X ETNs andhedging our obligations under the +3X ETNs. Any profit in connection with such hedgingactivities will be in addition to any other compensation that we and our affiliates receive for thesale of the +3X ETNs, which creates an additional incentive to sell the +3X ETNs to you. Inperforming these activities, our economic interests and those of our affiliates are potentiallyadverse to your interests as an investor in the +3X ETNs.Uncertain tax treatment - Significant aspects of the tax treatment of the +3X ETNs areuncertain. You should consult your own tax advisor about your own tax situation. Bank ofMontreal and its affiliates do not provide tax advice, and nothing contained herein should beconstrued as tax advice. Please be advised that any discussion of U.S. tax matters containedherein (including any attachments): (i) is not intended or written to be used, and cannot be used,by you for the purposes of avoiding U.S. tax-related penalties, and (ii) was written to support thepromotion of marketing of the transactions or other matters addressed herein. Accordingly, youshould seek advice based on your particular circumstances from your independent tax advisor.

Bank of Montreal, the issuer of the ETNs, has filed a registration statement (including a pricing supplement, prospectus supplement and prospectus) with the SEC about the offerings to which this website relates. Please read those documents and the other documents relating to these offerings that Bank of Montreal has filed with the SEC for more complete information about Bank of Montreal and these offerings. These documents may be obtained without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Bank of Montreal, any agent or any dealer participating in these offerings will arrange to send you these documents if so requested by calling toll-free at 1-877-369-5412. BMO Capital Markets Corp., an affiliate of the issuer, acts as the underwriter for the offerings of the ETNs.

MicroSectors™ Gold -3X Inverse Leveraged ETNs

Product Details

Primary Exchange	NYSE Arca
ETN Ticker	DULL
Intraday Indicative Value Ticker	DULLIV
Index Ticker	GLD
CUSIP	063679518
Issue Date	February 24, 2023
Maturity Date	January 29, 2043

Daily Market Data

(as of)

ETNs Outstanding	160,000

Description

The return on the MicroSectors™ Gold 3X Leveraged ETNs (the "+3X ETNs") is linked to a three times leveraged participation in the performance of the SPDR® Gold Trust (Ticker: GLD) (the "ETF"), compounded daily, minus the applicable fees. The investment objective of the ETF is to reflect the performance of the price of gold bullion, less expenses. **The +3X ETNs seek a return on the underlying ETF for a single day. The +3X ETNs are not "buy and hold" investments and should not be expected to provide a leveraged return of the underlying ETF's cumulative return for periods greater than a day.**

Additional Information

Key Risks

An investment in the MicroSectors™ Gold -3X Inverse Leveraged ETNs (-3X ETNs) involves risks. Key risks are summarized here, but we urge you to read the more detailed explanation of risks described under "Risk Factors" in Bank of Montreal's pricing supplement for these securities. Capitalized terms used but not defined herein have the meanings set forth in such pricing supplement.

The -3X ETNs are linked to the inverse performance of the Index - Investment in the -3X ETNs is linked to the inverse, or "short," performance of the ETF. Therefore, notwithstanding the gains

2/10/23, 4:50 PMhttps://www.bmoetns.com/ETN/DULL.P/https://www.bmoetns.com/ETN/DULL.P/2/5Key Risksresulting from the daily interest, if any, and the cumulative negative effect of the daily investorfee, your -3X ETNs will generally appreciate as the price of the ETF decreases and will decreasein value as the price of the ETF increases. You may lose some or all of your investment if theprice of the ETF increases over the term of your -3X ETNs.You may lose some or all of your principal - The -3X ETNs do not guarantee any return on yourinitial investment. The -3X ETNs are leveraged inverse notes, which means they are exposed tothree times the risk of any increase in the price of the ETF, compounded daily. Due to leverage,the -3X ETNs are very sensitive to changes in the price of the ETF and the path of such changes.Because the Daily Investor Fee and any negative Daily Interest reduce your final payment, theprice of the ETF, measured as a component of the closing Indicative Note Value during the FinalMeasurement Period or Call Measurement Period, or on a Redemption Measurement Date, willneed to decrease by an amount at least equal to the percentage of the principal amountrepresented by the Daily Investor Fee, any negative Daily Interest and any Redemption FeeAmount in order for you to receive an aggregate amount at maturity, upon a call or redemption,or if you sell your -3X ETNs, that is equal to at least the principal amount. You may lose some orall of your investment at maturity or call, or upon early redemption.Credit of issuer - The -3X ETNs are senior unsecured debt obligations of the issuer, Bank ofMontreal, and are not, either directly or indirectly, an obligation of any third party. Any payment tobe made on the -3X ETNs, including any payment at maturity, call or upon early redemption,depends on the ability of Bank of Montreal to satisfy its obligations as they come due. As aresult, the actual and perceived creditworthiness of Bank of Montreal will affect the marketvalue, if any, of the -3X ETNs prior to maturity, call or early redemption. In addition, in the eventBank of Montreal defaults on its obligations, you may not receive any amounts owed to youunder the terms of the -3X ETNs.The Daily Interest may be negative - Although the Daily Interest will be added to the DepositAmount, the Daily Interest will be negative on any Exchange Business Day on which the DailyInterest Rate is negative. On those Exchange Business Days, the Daily Interest will be subtractedfrom the Deposit Amount, which, in turn, will reduce the Indicative Note Value and the amountthat you will receive for your -3X ETNs at maturity, call or redemption.Correlation and compounding risk - A number of factors may affect the -3X ETNs' ability toachieve a high degree of correlation with the performance of the ETF, and the -3X ETNs are notexpected to achieve a high degree of correlation with the performance of the ETF over periodslonger than one day. The leverage is reset daily, the return on the -3X ETNs is path dependentand you will be exposed to compounding of daily returns. As a result, the performance of the -3XETNs for periods greater than one ETF Business Day may be either greater than or less thanthree times the inverse of the ETF performance, before accounting for the Daily Investor Fee, anynegative Daily Interest and any Redemption Fee Amount.Path dependence - The return on the -3X ETNs will be highly path dependent. Accordingly, even ifthe price of the ETF decreases or increases over the term of the -3X ETNs, or over the term whichyou hold the -3X ETNs, the value of the -3X ETNs will increase or decrease not only based on anychange in the price of the ETF over a given time period, but also based on the volatility of the ETFover that time period. The value of the -3X ETNs will depend not only upon the price of the ETF atmaturity, upon call or upon early redemption, but also on the performance of the ETF over each

2/10/23, 4:50 PMhttps://www.bmoetns.com/ETN/DULL.P/https://www.bmoetns.com/ETN/DULL.P/3/5Key Risksday that you hold the -3X ETNs. It is possible that you will suffer significant losses in the -3XETNs, even if the long-term performance of the ETF is negative. Accordingly, the returns on the-3X ETNs may not correlate with returns on the ETF over periods of longer than one day.Long holding period risk - The -3X ETNs are intended to be daily trading tools for sophisticatedinvestors and are designed to reflect a leveraged inverse exposure to the performance of the ETFon a daily basis; however, their returns over different periods of time can, and most likely will,differ significantly from three times the return on a direct inverse investment in the ETF. The -3XETNs are very sensitive to changes in the price of the ETF, and returns on the -3X ETNs may benegatively affected in complex ways by volatility of the ETF on a daily or intraday basis.Accordingly, the -3X ETNs should be purchased only by knowledgeable investors whounderstand the potential consequences of investing in the ETF and of seeking dailycompounding leveraged inverse investment results. Investors should actively and frequentlymonitor their investments in the -3X ETNs, even intra-day. It is possible that you will suffersignificant losses in the -3X ETNs even if the long-term performance of the ETF is negative(before taking into account the negative effect of the Daily Investor Fee and the Daily Interest,and the Redemption Fee Amount, if applicable).Potential total loss of value - If the closing Indicative Note Value of the -3X ETNs is equal to orless than $0 on any Exchange Business Day, then the Indicative Note Value on all futureExchange Business Days will be $0. If the Intraday Indicative Value of the -3X ETNs is equal to orless than $0 at any time on any ETF Business Day, then both the Intraday Indicative Value of the-3X ETNs and the closing Indicative Note Value on that Exchange Business Day, and on all futureExchange Business Days, will be $0. If the Indicative Note Value is $0, the Cash SettlementAmount will be $0.Leverage risk - The -3X ETNs are three times leveraged and, as a result, the -3X ETNs will benefitfrom three times any negative, but will decline based on three times any positive, dailyperformance of the ETF. However, the leverage of the -3X ETNs may be greater or less than 3.0during any given ETF Business Day. Volatility of the ETF price may have a significant negativeeffect on the value of the -3X ETNs.We cannot control the actions by the ETF's sponsor or trustee - The policies of the ETF's sponsorand trustee concerning the calculation of the ETF's net asset value, additions, deletions orsubstitutions of the investments held by the ETF could affect the market price per share of theETF and, therefore, the amounts payable on the -3X ETNs and their market value.The price of the ETF is linked closely to the price of the gold that it holds, which may changeunpredictably - The value of the ETF depends upon the price of only one commodity, gold.Accordingly, an investment linked to the ETF may be more risky and volatile as compared to asecurity linked to a basket of more than one commodity. Gold prices are subject to volatile pricemovements over short periods of time and are affected by numerous factors.We may replace the ETF with a different exchange traded fund - We may substitute a differentexchange traded fund for the ETF. The performance of any new exchange traded fund to whichthe ETNs are linked may perform differently than the ETF over the remaining term of the ETNs.Any such replacement exchange traded fund may have risks that are different from, or additionalto, the ETF. Accordingly, if we exercise this right, the payments on the ETNs may be adverselyaffected.

2/10/23, 4:50 PMhttps://www.bmoetns.com/ETN/DULL.P/https://www.bmoetns.com/ETN/DULL.P/4/5Key RisksA trading market for the -3X ETNs may not develop - The -3X ETNs are listed on the NYSE Arcaunder the symbol "DULL." However, a trading market for the -3X ETNs may not develop. We arenot required to maintain any listing of the -3X ETNs on the NYSE Arca or any other exchange.The Intraday Indicative Value is not the same as the trading price of the -3X ETNs in thesecondary market - The Intraday Indicative Value of the -3X ETNs will be calculated andpublished every 15 seconds on each Exchange Business Day during normal trading hours onBloomberg under the ticker symbol DULLIV so long as no Market Disruption Event has occurredor is continuing. The trading price of the -3X ETNs at any time is the price at which you may beable to sell your -3X ETNs in the secondary market at such time, if one exists. The trading priceof the -3X ETNs at any time may vary significantly from the Intraday Indicative Value of the -3XETNs at such time.Paying a premium purchase price over the Intraday Indicative Value of the -3X ETNs could leadto significant losses in the event one sells such -3X ETNs at a time when such premium is nolonger present in the market place or the -3X ETNs are called - Paying a premium purchase priceover the Intraday Indicative Value of the -3X ETNs could lead to significant losses in the eventone sells the -3X ETNs at a time when such premium is no longer present in the market place orif the -3X ETNs are called, in which case investors will receive a cash payment in an amountbased on the arithmetic mean of the closing Indicative Note Value of the -3X ETNs during theCall Measurement Period. Before trading in the secondary market, you should compare theIntraday Indicative Value with the then-prevailing trading price of the -3X ETNs.Call right - We may elect to redeem all or a portion of the outstanding -3X ETNs at any time. If weexercise our Call Right, the Call Settlement Amount may be less than the principal amount ofyour -3X ETNs. Any exercise by us of our Call Right could present a conflict between your interestin the -3X ETNs and our interests in determining whether to call the -3X ETNs.Minimum redemption amount - You must elect to redeem at least 25,000 -3X ETNs for us torepurchase your -3X ETNs, unless we determine otherwise or your broker or other financialintermediary bundles your -3X ETNs for redemption with those of other investors to reach thisminimum requirement, and there can be no assurance that they can or will do so. Therefore, yourability to elect redemption of the -3X ETNs may be limited.Your redemption election is irrevocable - You will not be able to rescind your election to redeemyour -3X ETNs after your redemption notice is received by us. Accordingly, you will be exposed tomarket risk if the price of the ETF decreases after we receive your offer and the RedemptionAmount is determined on the Redemption Measurement Date. You will not know the RedemptionAmount at the time that you submit your irrevocable redemption notice.No interest payments or ownership rights - The -3X ETNs do not pay any interest. You will nothave any ownership rights in the ETF or gold bullion.Potential conflicts - We and our affiliates play a variety of roles in connection with the issuanceof the -3X ETNs, including acting as an agent of the issuer for the offering of the -3X ETNs,making certain calculations and determinations that may affect the value of the -3X ETNs andhedging our obligations under the -3X ETNs. Any profit in connection with such hedging activitieswill be in addition to any other compensation that we and our affiliates receive for the sale of the-3X ETNs, which creates an additional incentive to sell the -3X ETNs to you. In performing these

2/10/23, 4:50 PMhttps://www.bmoetns.com/ETN/DULL.P/https://www.bmoetns.com/ETN/DULL.P/5/5Key Risksactivities, our economic interests and those of our affiliates are potentially adverse to yourinterests as an investor in the -3X ETNs.Uncertain tax treatment - Significant aspects of the tax treatment of the -3X ETNs are uncertain.You should consult your own tax advisor about your own tax situation. Bank of Montreal and itsaffiliates do not provide tax advice, and nothing contained herein should be construed as taxadvice. Please be advised that any discussion of U.S. tax matters contained herein (including anyattachments): (i) is not intended or written to be used, and cannot be used, by you for thepurposes of avoiding U.S. tax-related penalties, and (ii) was written to support the promotion ofmarketing of the transactions or other matters addressed herein. Accordingly, you should seekadvice based on your particular circumstances from your independent tax advisor.DisclaimerBank of Montreal, the issuer of the ETNs, has filed a registration statement (including a pricingsupplement, prospectus supplement and prospectus) with the SEC about the offerings to which thiswebsite relates. Please read those documents and the other documents relating to these offerings thatBank of Montreal has filed with the SEC for more complete information about Bank of Montreal and theseofferings. These documents may be obtained without cost by visiting EDGAR on the SEC website atwww.sec.gov. Alternatively, Bank of Montreal, any agent or any dealer participating in these offerings willarrange to send you these documents if so requested by calling toll-free at 1-877-369-5412. BMO CapitalMarkets Corp., an affiliate of the issuer, acts as the underwriter for the offerings of the ETNs.DocumentsFact SheetProspectus

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